Exhibit 23.2

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.s 333-74635 and 333-74631) pertaining to the Total Research Corporation 1995 Stock Incentive Plan and the 1986 Employee Stock Option Plan and in the related Prospectus' of our report dated September 21, 1998, with respect to the consolidated financial statements of Total Research Corporation included in the Annual Report (Form 10-K) for the year ended June 30, 1998.




/s/Amper Politzer & Mattia PA

September 27, 2000
Edison, New Jersey